Exhibit 99.1

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

Contact	Molly Schlax	Date	May 28, 2015
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust
Acquires 398-Unit Apartment Complex in Suburban Dallas

Chicago (May 28, 2015) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it has acquired Townlake of Coppell, a garden-style apartment community located in Coppell, TX. The property was purchased in a joint venture between JLL Income Property Trust and Balfour Beatty Communities.

Townlake of Coppell is strategically located in an infill location in northwest suburban Dallas and contains 398 units on 17.5 acres. The property features community amenities that include two resort-style pools, an expansive playground, a basketball court and a 24-hour fitness center.

”The property has historically been well-occupied and should maintain strong occupancy due to the highly desirable school district and significant barriers to entry for new apartments in this area,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “This investment expands our apartment portfolio in a mature, bedroom community that has benefitted from its close proximity to DFW airport, Grapevine Recreation Area, local high-end retail shopping and downtown Dallas.”

Coppell is one of Dallas’ most desirable suburbs due to its central location for employment and the award-winning Coppell Independent School District, considered one of the top school districts in Texas. Townlake is one of only nine apartment communities in Coppell which boasts median single family home values in excess of $320,000.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $55 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.